EXHIBIT 99.1
Paul V. Maier
Senior Vice President
and Chief Financial Officer
858-550-7573
Contact: Abe Wischnia
Senior Director, Investor Relations and
Corporate Communications
858-550-7850
Ligand Announces Final Results and Filing of
Forms 10Q For First, Second and Third Quarters of Fiscal 2005
Expects to File for Relisting on NASDAQ National Market
     SAN DIEGO, CA — December 9, 2005 — Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) today announced the financial results for its first, second and third quarters of fiscal year 2005 and that the related Forms 10Q for such periods as reviewed by the company’s independent public accounting firm, BDO Seidman, LLP (“BDO”) have been filed with the Securities and Exchange Commission (SEC).
     “We are pleased to confirm the completion of our financial reporting normalization process and expect to submit shortly our application for relisting of our company stock on the NASDAQ National Market,” said David E. Robinson, Chairman, President and Chief Executive Officer of Ligand Pharmaceuticals.
     “We look forward to continuing our dialogue with all shareholders on the business and financial profile of the company as well as to increasing our focus on our ongoing process of exploring all strategic alternatives to enhance shareholder value,” said Robinson. “The continuing improvement in 2005 operating results and cash flow highlighted by the third quarter financial results should further strengthen the company’s financial profile and support the strategic process.”

Final Results for Third Quarter of Fiscal 2005 Show Strong
Revenue Growth and Reduction in Net Losses Versus Prior Year
     Total revenues for the three months ended September 30, 2005 were $44.8 million compared to $36.8 million for the same 2004 period, an increase of 22%. Loss from operations was $3.5 million for the three months ended September 30, 2005 compared to $15.6 million for the same 2004 period, a decrease of 78%. Net loss for the three months ended September 30, 2005 was $6.3 million ($0.08 per share) compared to $18.5 million ($0.25 per share) for the same 2004 period, representing a decrease of 66% (68% per share).
     Total revenues for the nine months ended September 30, 2005 were $127.5 million compared to $96.5 million for the same 2004 period, an increase of 32%. Loss from operations was $25.8 million for the nine months ended September 30, 2005 compared to $53.8 million for the same 2004 period, a decrease of 52%. Net loss for the nine months ended September 30, 2005 was $33.7 million ($0.46 per share) compared to $62.5 million ($0.85 per share) for the same 2004 period, representing a decrease of 46%.
     “Ligand’s strong product sales growth of 33% in the third quarter of 2005 compared to the same period in 2004 reflects a 50% increase of AVINZA® sales to $29.9 million and market share growth to 4.5%,” said Paul V. Maier, Ligand’s Senior Vice President and Chief Financial Officer. “The continued progressive improvement in product gross margins to 77% in the third quarter of 2005 compared to 69% in the third quarter of 2004, coupled with declining operating expenses compared to the prior year contributed to the reduction of quarterly operating losses to $3.5 million, an improvement sequentially in each quarter of 2005 and compared to the prior year. In addition, the company generated net operating cash of $6.8 million for the quarter ended September 30, 2005 and ended the third quarter 2005 with $75.6 million in cash, cash equivalents, short-term investments, and restricted investments.
     “We are pleased to have the financial reporting normalization process completed so that we can increasingly focus our attention on the underlying business and the operational improvements necessary to improve the company’s financial profile and shareholder value,” said Maier.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues:
Product sales	$42,584	$31,934	$119,364	$86,172
Collaborative research and development and other revenues	2,172	4,838	8,176	10,289

Total revenues	44,756	36,772	127,540	96,461

Operating costs and expenses:
Cost of products sold	9,807	9,819	31,539	27,082
Research and development	12,911	16,747	42,170	50,830
Selling, general and administrative	17,787	17,311	57,151	50,132
Co-promotion	7,766	8,501	22,472	22,232

Total operating costs and expenses	(48,271)	52,378	153,332	150,276

Loss from operations	(3,515)	(15,606)	(25,792)	(53,815)

Other expense, net	(2,766)	(2,892)	(7,885)	(8,660)

Net loss	$(6,281)	$(18,498)	$(33,677)	$(62,475)

Basic and diluted per share amounts:
Net loss	$(0.08)	$(0.25)	$(0.46)	$(0.85)

Weighted average number of common shares	74,041,204	73,845,613	73,998,594	73,635,562

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2005	December 31, 2004 *
Assets
Current assets:
Cash, cash equivalents and short-term investments	$73,790	$112,492
Other current assets	43,918	55,715

Total current assets	117,708	168,207
Restricted investments	1,826	2,378
Property and equipment, net	22,638	23,647
Acquired technology and product rights, net	150,271	127,443
Other assets	13,604	10,791

	$306,047	$332,466

Liabilities and Stockholders’ Deficit
Current liabilities, excluding deferred revenue	$66,371	$64,184
Current portion of deferred revenue, net	158,224	152,528
Long-term debt	166,834	167,089
Other long-term liabilities	10,687	11,637
Common stock subject to conditional redemption	12,345	12,345
Stockholders’ deficit	(108,414)	(75,317)

	$306,047	$332,466

*	Certain reclassifications have been made to amounts included in the condensed consolidated balance sheet as of December 31, 2004 to conform to the current year presentation.
Total Net Product Sales:
     Our total net product sales for the three months ended September 30, 2005 were $42.6 million compared to $31.9 million for the same 2004 period, an increase of 33%. Total net product sales for the nine months ended September 30, 2005 were $119.4 million compared to $86.2 million for the same 2004 period, an increase of 39%. A comparison of total net product sales by product is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)

AVINZA ®	$29,909	$20,004	$79,367	$47,458
ONTAK ®	7,370	7,013	24,173	24,290
Targretin ® capsules	4,394	3,929	13,080	11,482
Targretin gel and Panretin ® gel	911	988	2,744	2,942

Total net product sales	$42,584	$31,934	$119,364	$86,172

     The increase in sales of AVINZA to $29.9 million for the three months ended September 30, 2005 compared to $20.0 million for the same 2004 period is due to higher prescriptions as a result of the increased level of marketing and sales activity, impact of price increases in 2004, a prescription mix shift to higher doses, and the product’s growth in state Medicaid and commercial formulary contracts. According to IMS data, quarterly prescription market share for AVINZA for the three months ended September 30, 2005 was 4.5% compared to 4.2% for the same 2004 period.
     The 5% increase in the third quarter sales of ONTAK® and flat trend for the nine months ended September 30, 2005 compared to the same periods in 2004 reflects a 20% and 10% decrease in wholesaler out-movement, respectively, largely offset by price increases and lower promotional discounts and marketing support. Such decreases are primarily due to a decline in the office segment of the market which has been impacted by reimbursement rates. Increases in the hospital segment have not been sufficient to offset the office segment trend. ONTAK sales were also negatively impacted by a continued increase in chargebacks and rebates due to changes in patient mix and evolving reimbursement rates including disproportionate share hospitals (DSH). We expect sales of ONTAK to continue to be negatively impacted by changes to the Center for Medicare and Medicaid Services reimbursement rates for 2005 but expect improved reimbursement rates based on the company’s most recent ASP filings moving into 2006.
     Sales of Targretin® capsules increased during the periods as a result of the impact of a price increase, a U.S. demand increase as reported by IMS Health (as measured by product out-movement) and increased penetration in the European markets where unit sales grew 25% in the third quarter 2005 over the same period in the prior year.
Gross Margin:
     Gross margin on product sales was 77.0% for the three months ended September 30, 2005 compared to 69.3% for the same 2004 period. For the nine months ended September 30, 2005, gross margin on product sales was 73.6% compared to 68.6% for the same 2004 period. The increase in the gross margin for the three and nine months ended September 30, 2005 compared to the same 2004 period is primarily due to an increase in sales of AVINZA. AVINZA represented 70.2% and 66.5% of net product sales for the three and nine months ended September 30, 2005 compared to 62.6% and 55.1% for the same 2004 periods, respectively. For both AVINZA and ONTAK, we have capitalized license, royalty, and technology rights and accordingly, margins improve as sales of these products increase and there is greater coverage for the fixed amortization of the intangible assets. Cost of goods for the third quarter and nine months of 2005 included approximately $3.6 million and $10.4 million, respectively, in non-cash amortization of acquired technology and license rights.
     Gross margins for the three and nine months ended September 30, 2005 were also favorably impacted by price increases on ONTAK, Targretin capsules and Targretin gel which became effective January 1, 2004 and for AVINZA which became effective July 1, 2004. Under the sell-through revenue recognition method, changes to prices do not impact net product sales and therefore gross margins until the product sells through the distribution channel. Accordingly, the price increases did not have a significant effect on the margins for the nine months ended September 30, 2004.
     Gross margin for the three and nine months ended September 30, 2005 compared to the same 2004 period was negatively impacted, however, by a higher proportionate level of AVINZA rebates and ONTAK chargebacks and rebates associated with our wholesaler distribution service agreements. Additionally, gross margin for the nine months ended September 30, 2005 compared to the same 2004 period was negatively impacted by a $0.5 million write-off of ONTAK finished goods inventory for the quarter ended March 31, 2005, due to the company’s updated assessment in December 2005 of the timing of certain clinical trials.
     Overall, given the fixed level of amortization of the capitalized AVINZA license and royalty rights we expect the AVINZA gross margin percentage to continue to increase as sales of AVINZA increase. Additionally, we expect the gross margin on ONTAK to further improve in 2005 due to the lowering of the royalty obligation to Eli Lilly in connection with the restructuring of the ONTAK royalty agreement.
Collaborative R&D/Other Revenues:
     Collaborative research and development and other revenues for the three months ended September 30, 2005 were $2.2 million compared to $4.8 million for the same 2004 period. For the nine months ended September 30, 2005, collaborative research and development and other revenues were $8.2 million compared to $10.3 million for the same 2004 period. The decrease in revenues for the three and nine months ended September 30, 2005 compared to the same 2004 period is due to the termination in November 2004 of our research arrangement with Eli Lilly.
R&D:
     Research and development expenses were $12.9 million for the three months ended September 30, 2005 compared to $16.7 million for the same 2004 period. For the nine months ended September 30, 2005, research and development expenses were $42.2 million compared to $50.8 million for the same 2004 period. The reduction in research and development expenses in both periods of 2005 compared to 2004 principally reflects lower development costs due to completion of the SPIRIT I and II trials.
SG&A:
     Selling, general and administrative expenses were $17.8 million for the three months ended September 30. 2005 compared to $17.3 million for the same 2004 period. For the nine months ended September 30, 2005, selling, general and administrative expense was $57.2 million compared to $50.1 million for the same 2004 period. The increase for the three and nine months ended September 30, 2005 is primarily due to costs associated with additional Ligand sales representatives hired to promote AVINZA and higher advertising and promotion expenses for AVINZA, ONTAK, and Targretin capsules. The 2005 periods also reflect higher accounting and legal expenses incurred in connection with the restatement of the company’s consolidated financial statements and ongoing shareholder litigation. Selling, general and administrative expense is expected to further increase in 2005 due to higher accounting and legal expenses incurred in connection with the restatement of our consolidated financial statements and the ongoing SEC investigation and shareholder litigation.
Co-promotion:
     Co-promotion expenses under our co-promotion arrangement with Organon amounted to $7.8 million for the three months ended September 30, 2005 compared to $8.5 million for the same 2004 period. For the nine months ended September 30, 2005, co-promotion expense was $22.5 million compared to $22.2 million for the same 2004 period. Co-promotion expense recognized for the 2005 and 2004 quarterly periods was determined based on the company’s shipments of AVINZA to wholesalers under the sell-in revenue recognition method. However,

AVINZA shipments made to wholesalers did not meet the revenue recognition criteria under GAAP and such transactions were restated using the sell-through method.
     Because this sell-in revenue was not in accordance with GAAP, we believe that we have overpaid Organon under the terms of the agreement by approximately $2.5 million for sales through September 30, 2005. We have notified Organon regarding the overpayment and our intention to apply such overpayment to amounts due under the co-promotion agreement calculated under GAAP and our standard accounting principles. Organon has expressed its disagreement with this position and we are currently in discussions with Organon. While the discussions continue, the payments made and under discussion are reflected in the company’s consolidated financial statements as “co-promotion expense”. Therefore, the consolidated financial statements included herein do not recognize the overpayment pending resolution of the matter. Until the matter is resolved, we will continue to account for co-promotion expense based on net sales using the sell-in method.
Liquidity:
     Cash, cash equivalents, short-term investments and restricted investments totaled $75.6 million at September 30, 2005 compared to $114.9 million at December 31, 2004. Restricted investments at September 30, 2005 consist of certificates of deposit held with a financial institution as collateral under equipment financing and third party service provider arrangements.

Final Results for Second and First Quarters of Fiscal 2005
Show Strong Revenue Growth and Reduction in Net Losses Versus Prior Year
     On November 18, 2005, the company issued a press release to announce, among other things, preliminary financial results for its first and second quarters of fiscal year 2005. As noted in such press release, the company’s independent public accounting firm, BDO, had not completed its review of such 2005 financial results and such results were preliminary, unaudited and unreviewed by BDO. BDO has since completed its review of the company’s first and second quarter of fiscal 2005 and this press release updates the company’s preliminary announcement of such financial results.
     Changes to the company’s previously announced preliminary financial results of its 2005 first and second fiscal quarters were primarily due to the write-off of approximately $0.5 million of ONTAK finished goods inventory and the expensing of 50% of a $1.1 million payment made to The Salk Institute to exercise an option to buy out milestone and royalty payments in the 2005 first fiscal quarter. Additionally, in the 2005 second fiscal quarter, the company lowered the amount of overhead capitalized as inventory by approximately $0.6 million with a corresponding increase in development expense to properly reflect costs incurred in support of production.
     The $0.5 million write-off of ONTAK finished goods inventory in the first quarter of 2005 was due to the company’s updated assessment in December 2005 of the timing of certain clinical trials. Additionally, the company had previously sold rights to Royalty Pharma of approximately 50% of any royalties to be received from Pfizer for sales of lasofoxifene, and therefore, it recorded approximately 50% of the payment made to The Salk Institute, approximately $0.6 million, as development expense in the first quarter of 2005. The balance of approximately $0.5 million was capitalized and will be amortized over the period any such royalties are received from Pfizer for the vaginal atrophy indication.
     The tables provided elsewhere in this press release provide final results for the first and second quarters of fiscal year 2005.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues:
Product sales	$41,735	$29,299	$76,780	$54,238
Collaborative research and development and other revenues	4,064	2,975	6,004	5,451

Total revenues	45,799	32,274	82,784	59,689

Operating costs and expenses:
Cost of products sold	10,667	9,718	21,732	17,263
Research and development	14,524	16,566	29,259	34,083
Selling, general and administrative	20,149	18,116	39,364	32,821
Co-promotion	6,966	7,000	14,706	13,731

Total operating costs and expenses	52,306	51,400	105,061	97,898

Loss from operations	(6,507)	(19,126)	(22,277)	(38,209)

Other expense, net	(2,417)	(2,939)	(5,119)	(5,768)

Net loss	$8,924	$(22,065)	$(27,396)	$(43,977)

Basic and diluted per share amounts:
Net loss	$(0.12)	$(0.30)	$(0.37)	$(0.60)

Weighted average number of common shares	74,036,753	73,754,146	73,976,939	73,528,581

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
		(Restated)
Revenues:
Product sales	$35,045	$24,939
Collaborative research and development and other revenues	1,940	2,476

Total revenues	36,985	27,415

Operating costs and expenses:
Cost of products sold	11,065	7,545
Research and development	14,735	17,517
Selling, general and administrative	19,215	14,705
Co-promotion	7,740	6,731

Total operating costs and expenses	52,755	46,498

Loss from operations	(15,770)	(19,083)

Other expense, net	(2,702)	(2,829)

Net loss	$(18,472)	$(21,912)

Basic and diluted per share amounts:
Net loss	$(0.25)	$(0.30)

Weighted average number of common shares	73,916,470	73,299,281

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2005	March 31, 2005	December 31, 2004 *
Assets
Current assets:
Cash, cash equivalents and short-term investments	$68,274	$89,405	$112,492
Other current assets	40,268	42,296	55,715

Total current assets	108,542	131,701	168,207
Restricted investments	1,826	1,656	2,378
Property and equipment, net	22,927	23,275	23,647
Acquired technology and product rights, net	153,773	144,275	127,443
Other assets	14,655	12,346	10,791

	$301,723	$313,253	$332,466

Liabilities and Stockholders’ Deficit
Current liabilities, excluding deferred revenue	$60,109	$63,278	$64,184
Current portion of deferred revenue, net	153,372	152,938	152,528
Long-term debt	166,919	167,002	167,089
Other long-term liabilities	11,368	11,646	11,637
Common stock subject to conditional redemption	12,345	12,345	12,345
Stockholders’ deficit	(102,390)	(93,956)	(75,317)

	$301,723	$313,253	$332,466

*	Certain reclassifications have been made to amounts included in the condensed consolidated balance sheet as of December 31, 2004 to conform to the current year presentation.
Web Cast Conference Call
     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The conference call is scheduled for 8:30 a.m. eastern time on December 12, 2005. The web cast will be available at http://www.ligand.com (investor relations page) and at http://www.streetevents.com and will be archived for 30 days.
About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.
Caution regarding Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to estimates, including management’s expectations and trend analyses, other estimates and models, reapplication and relisting on NASDAQ, product sales, revenue growth, improvement in gross margin, loss reductions, strategic and business improvements and initiatives and improvements in Ligand’s financial profile, shareholder value and operations. Actual events or results may differ from Ligand’s expectations and judgments. For example, there can be no assurance that the company’s subsequent processes such as compliance with NASDAQ National Market listing requirements will be completed, that the company will achieve relisting by the NASDAQ National Market and if so, when relisting will occur, that the company’s ongoing or future litigation (including private litigation or the SEC investigation) will not have an adverse effect on the company, that the company will be able to successfully or timely execute any of the mentioned business improvements or strategic initiatives, that the company will successfully or timely remediate any of its previously identified material weaknesses or significant deficiencies, that product sales will continue to grow, nor that the company’s sell-through revenue recognition models will not require adjustments, material or otherwise.
     Our current and future financial results depend on estimates and the proper operation of highly-complex models, all of which are subject to change and errors. Such changes and/or errors may be material either individually or in the aggregate and could adversely affect our financial results, timeliness of SEC filings, NASDAQ listing and stock price.
     Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via Ligand’s web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
###

     AVINZA, Targretin, ONTAK and Panretin® are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.